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                                                                      EXHIBIT 12

                             AMERICAN STANDARD INC.
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


                                            For the Years ended December 31,
                                            --------------------------------

                                     1995     1996       1997     1998     1999
                                     ----     ----       ----     ----     ----

Income (loss) from continuing
 operations before taxes           $234.0    $71.1     $347.0   $189.8   $451.5


Equity in net (income) loss of
 associated companies net of
 dividends received                  11.0     11.8       (2.9)    (3.6)    (5.1)

Amortization of capitalized
  interest                            1.1      1.3        1.4      1.6      1.8

Interest expense                    213.3    198.2      192.2    188.4    192.1

Rental expense factor                23.0     27.3       25.0     26.5     33.9
                                    -----    -----      -----    -----    -----

Earnings available for
 fixed charges                     $482.4   $309.7     $562.7   $402.7   $674.2
                                   ======   ======     ======   ======   ======

Interest expense                   $213.3   $198.2     $192.2   $188.4   $192.1

Capitalized interest                  4.0      3.9        3.8      4.5      3.3

Rental expense factor                23.0     27.3       25.0     26.5     33.9
                                    -----    -----      -----    -----    -----

Fixed charges                      $240.3   $229.4     $221.0   $219.4   $229.3
                                   ======   ======     ======   ======   ======
Ratio of earnings to fixed
 charges (a)                          2.0       1.3       2.5      1.8      2.9


a) For the purpose of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense, and a portion of rentals determined to be representative of interest. Earnings consist of consolidated net income before income taxes, plus fixed charges other than capitalized interest but including the amortization thereof, adjusted by the excess or deficiency of dividends over income of entities accounted for by the equity method.